EXHIBIT 4.10

                             DATED 19 DECEMBER 1998


                            PETRODRILL SEVEN LIMITED
                                   as Borrower

                                     - and -

                          PRIDE INTERNATIONAL INC. and
                       MARITIMA PETROLEO E ENGENHARIA LTDA
                                   as Sponsors

                                     - and -

                         THE LENDERS herein referred to
                                   as Lenders

                                     - and -

                         MITSUBISHI CORPORATION (UK) PLC
                                as Facility Agent

                                     - and -

                         MITSUBISHI CORPORATION (UK) PLC
                                as Security Agent


                -------------------------------------------------

                        DEED OF GUARANTEE AND UNDERTAKING
                         relating to the Loan Agreement
                            in respect of Amethyst 7

                -------------------------------------------------
                  F I E L D - F I S H E R - W A T E R H O U S E
           4 1   V I N E   S T R E E T   L O N D O N   E C 3 N   2 A A

                                CONTENTS


CLAUSE/HEADING                                                       PAGE

 1.   DEFINITIONS AND INTERPRETATION                                    2
 2.   REFUND UNDERTAKING                                                3
 3.   COST OVERRUNS UNDERTAKING                                         4
 4.   INSURANCE DEDUCTIBLES UNDERTAKING                                 4
 5.   OPEX SHORTFALL UNDERTAKING                                        5
 6.   CHARTERPARTY AND SERVICES RENDERING CONTRACT
      PERFORMANCE UNDERTAKING                                           5
 7.   MANAGEMENT AGREEMENT PERFORMANCE UNDERTAKING                      6
 8.   MAINTENANCE OF INSURANCES UNDERTAKING                             7
 9.   PAYMENTS TO THE BORROWER                                          8
10.   PAYMENTS TO/LOANS BY LENDERS                                      9
11.   PRESERVATION OF OBLIGATIONS                                      11
12.   PAYMENTS                                                         14
13.   TAXATION                                                         15
14.   REPRESENTATIONS AND WARRANTIES                                   15
15.   UNDERTAKINGS                                                     16
16.   CURRENCY INDEMNITY                                               18
17.   DELEGATION, ASSIGNMENT                                           19
18.   NOTICES, ETC.                                                    19
19.   GOVERNING LAW AND JURISDICTION                                   21
20.   COUNTERPARTS                                                     23
21.   WAIVER; REMEDIES CUMULATIVE                                      24
22.   LANGUAGE                                                         24
23.   SEVERABILITY                                                     24

THIS DEED is made on          December 1998 BETWEEN:-

(1) PETRODRILL SEVEN LIMITED of Arias Fabrega and Fabrega Trust Co., BVI Limited, 325 Waterfront Drive, Omar Hodge Building, 2nd Floor, Wickham's Cay, Road Town, Tortola, British Virgin Islands (the "BORROWER");

(2) PRIDE INTERNATIONAL INC,. a company incorporated under the laws of the State of Louisiana, USA, of 5847 San Felipe, Suite 3300, Houston, Texas TX77057 ("PRIDE") and MARITIMA PETROLEO E ENGENHARIA LTDA., a company incorporated under the laws of Brazil, of Avenida Almirante Barroso 52, Group 3400, Rio de Janeiro ("MARITIMA") (together, the "SPONSORS" and, individually, a "SPONSOR");

(3) THE LENDERS, the respective names and offices of which are set out in Clause 1.2, as Initial Lenders (the "INITIAL LENDERS");

(4) MITSUBISHI CORPORATION (UK) PLC, a company incorporated in England and Wales (Reg No. 2214224), whose registered office is at Bow Bells House, Bread Street, London EC4M 9BQ, in its capacity as facility agent for the Lenders (the "FACILITY Agent"); and

(5) MITSUBISHI CORPORATION (UK) PLC, a company incorporated in England and Wales (Reg No. 2214224), whose registered office is at Bow Bells House, Bread Street, London EC4M 9BQ, as security trustee and agent for the Secured Parties.

WHEREAS:

(A) By a loan agreement (as amended or supplemented from time to time, the "LOAN AGREEMENT") of even date herewith and made between the Initial Lenders (1), the Borrower (2), the Facility Agent (3) and the Security Agent (4), the Initial Lenders have agreed, upon and subject to the terms and conditions of the Loan Agreement, to make available to the Borrower loan facilities not exceeding US$180,000,000 for the purposes therein specified.

(B) By a further loan agreement (the "SISTER COMPANY LOAN AGREEMENT") of even date herewith and made between the Initial Lenders (1), the Sister Company
      (2), the Facility Agent (3) and the Security Agent (4), the Initial Lenders have agreed to make available to the Sister Company (on substantially identical terms to the Loan Agreement) loan facilities not exceeding US$160,000,000 for the purposes therein specified.

(C) The execution and delivery of this Deed of Guarantee and Undertaking is one of the conditions precedent to the Initial Lenders' making their Commitments available under the Loan Agreement and under the Sister Company Loan Agreement.

(D) The Sponsors have agreed to execute and deliver this Deed of Guarantee and Undertaking in consideration of the Initial Lenders, at the Sponsors' request, making or continuing loans or advances to, or otherwise giving credit or granting accommodation or time to, the Borrower pursuant to the Loan Agreement and/or the Sister Company Loan Agreement.

IT IS AGREED as follows:-

1.    DEFINITIONS AND INTERPRETATION

1.1   TERMS DEFINED IN THE LOAN AGREEMENT

      Unless the context otherwise requires or unless otherwise defined in this Deed of Guarantee and Undertaking, words and expressions defined in the Loan Agreement shall have the same meanings when used in this Deed of Guarantee and Undertaking.

1.2   OTHER DEFINED TERMS

      In this Deed of Guarantee and Undertaking, unless the context otherwise requires:

      "EQUITY SHARE CAPITAL" means, in relation to any company, its issued share capital excluding any part of that capital which (neither as regards dividends nor as respects capital) carries any right to participate beyond a specified amount in a distribution.

      "INITIAL LENDERS" means Petro Dia Three SA and Petro Dia Four SA, each being a company incorporated in the Republic of Panama whose principal place of business is at 53rd Street, Urbanizacion Obarrio, Torre Swiss Bank, 16th Floor, Panama City, Republic of
      Panama;

      "LENDERS" means the Initial Lenders and any person who becomes a Lender from time to time pursuant to Clause 15 (TRANSFERS) of the Loan Agreement, but excluding any person who ceases to be a Lender pursuant to that Clause;

      "SISTER COMPANY GUARANTEE AND UNDERTAKING" means the deed of guarantee and undertaking (in substantially the same terms as this Deed of Guarantee and Undertaking) executed pursuant to the Sister Company Loan Agreement and dated the same date as this Deed of Guarantee and Undertaking;

      "TAXES" means any present or future taxes, levies, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed, levied, collected, withheld or assessed by any country or any political sub-division or taxing authority thereof.

1.3   INTERPRETATION

      This Deed of Guarantee and Undertaking shall be interpreted consistently with the Loan Agreement, and accordingly the provisions of Clauses 1.2 to
      1.4 (inclusive) of the Loan Agreement shall apply hereto and (MUTATIS MUTANDIS) shall be deemed to be incorporated into this Deed of Guarantee and Undertaking as if set out in full in this Deed of Guarantee and Undertaking.

1.4   SECURITY AGENT

      The Security Agent enters into this Deed of Guarantee and Undertaking as security trustee and agent for the Secured Parties in accordance with the Security Trust Deed and all rights and powers conferred on or vested in the Security Agent under this Deed of Guarantee and Undertaking shall be conferred on and vested in the Security Agent in such capacity, and the term "SECURITY AGENT" shall be construed accordingly.

2.    REFUND UNDERTAKING

2.1   DEFINITIONS

      In this Clause 2:

      "BUILDER'S RISK INSURANCE" means such part of the insurances effected by the Temporary Confirmation of Insurances which relates to the Rig during the period up to the time of delivery to the Borrower in accordance with the Rig Construction Contract;

      "CONSTRUCTION CONTRACT REPAYMENTS" means the aggregate amount of all payments/repayments and payments in respect of interest payable (in each case whether or not paid) by the Builder pursuant to the Rig Construction Contract and/or by the Export-Import Bank of Korea pursuant to the Refund Guarantee and/or by any insurers pursuant to the Builder's Risk Insurance (in each case to the Security Agent as assignee of the benefit of the Rig Construction Contract, the Refund Guarantee and the Borrower's interest in the Builder's Risk Insurance) (i) following any termination or rescission of the Rig Construction Contract (however arising) or (ii) upon any refund of all or any of the instalments of the Contract Price of the Rig and/or any interest otherwise becoming payable or (iii) following a Total Loss prior to the delivery of the Rig by the Builder; and

      "TEMPORARY CONFIRMATION OF INSURANCE" means the temporary confirmation of insurance (and described as Temporary Confirmation of Insurance) issued by McGriff, Seibels, Bartama & Colvin Inc (as brokers) on 15 December 1998 with Assigned No. MS-S711A - Daewoo.

2.2   UNDERTAKING

      The Sponsors hereby jointly and severally and irrevocably and unconditionally undertake to the Borrower and as a separate and independent obligation to the Security Agent in each case as primary obligors that:-

      (i) in the event of any termination or rescission of the Rig Construction Contract (however arising), or

      (ii) upon any refund of all of the instalments of the Contract Price becoming payable (whether or not paid), or

      (iii) following a Total Loss prior to the delivery of the Rig by the Builder,

      they shall, within 7 Banking Days of first written demand from the Facility Agent, pay to the Borrower in accordance with Clause 9 the amount which is determined by the Facility Agent as being the excess (if any) of the Outstanding Indebtedness over the Construction Contract Repayments.

3.    COST OVERRUNS UNDERTAKING

3.1   DEFINITIONS

      In this Clause 3:

      "FUNDED AMOUNT" means at any relevant time the aggregate of (i) One Hundred and Eighty Million United States Dollars (US$180,000,000) and (ii) all amounts paid to, and received by, the Borrower by the Sponsors in accordance with Clause 3.2; and

      "SEVERAL PROPORTIONS" has the same meaning as is given to this expression in Clause 6.1.


 3.2  UNDERTAKING

      If on any date and from time to time the Facility Agent shall determine that the amount of the Total Project Costs incurred as at such date exceeds the Funded Amount at that time, then, without prejudice to or in any way limiting or affecting their other obligations under this Deed of Guarantee and Undertaking, the Sponsors hereby severally and unconditionally and irrevocably agree and undertake with the Borrower and as a separate and independent obligation with the Security Agent that they will, within 7 Banking Days of first written demand from the Facility Agent made from time to time, pay in their Several Proportions to the Borrower in accordance with Clause 9 a sum which is then determined by the Facility Agent as being equal to the amount of such excess.

3.3   LIMITATION

      The aggregate total liability of the Sponsors under Clause 3 of this Deed of Guarantee and Undertaking shall not exceed US$20,000,000 less the aggregate of all amounts which the Sponsors have, at the date of any payment under Clause 3 of this Deed of Guarantee and Undertaking, paid pursuant to Clause 3 of the Sister Company Guarantee and Undertaking.

4.    INSURANCE DEDUCTIBLES UNDERTAKING

4.1   DEFINITIONS

      In this Clause 4:

      "DELAY IN DELIVERY INSURANCE" means the insurances referred to in paragraph (A) (DELAY IN DELIVERY) of Section III (BUSINESS INTERRUPTION) of the Conditions to the Temporary Confirmation of Insurance;

      "INSURANCE DEDUCTIBLE" means any excess or deductible applied in respect of any claim arising under the Delay in Delivery Insurance and/or the Loss of Hire Insurance; and

      "LOSS OF HIRE INSURANCE" means the insurances referred to in paragraph (B) (LOSS OF HIRE) of Section III (BUSINESS Interruption) of the Conditions to the Temporary Confirmation of Insurance; and

      "TEMPORARY CONFIRMATION OF INSURANCE" has the same meaning as is given to this expression in Clause 2.1.

4.2   PAYMENT UNDERTAKING

      The Sponsors hereby jointly and severally and unconditionally and irrevocably undertake to the Borrower and as a separate and independent obligation to the Security Agent that in the event that any incident shall occur in relation to the Rig which gives rise to a right to claim under the Delay in Delivery Insurance or the Loss of Hire Insurance they will, within 7 Banking Days of first written demand from the Facility Agent, pay to the Borrower in accordance with Clause 9 such amount as is determined by the Facility Agent to be equal to the amount of any Insurance Deductible applicable in respect of each such claim.

5.    OPEX SHORTFALL UNDERTAKING

5.1   DEFINITIONS

      In this Clause 5:

      "MANAGEMENT AGREEMENT" has the same meaning as is given to this expression in Clause 7.1;

      "MONTHLY  OPEX  AMOUNT"  means  all  Opex  actually   incurred  in
      relation to any calendar month during the Security Period; and

      "OPEX" means the costs of operating the Rig including the costs listed in Clause 4.5.3 of the Management Agreement;

5.2   PAYMENT UNDERTAKING

      The Sponsors hereby jointly and severally and unconditionally and irrevocably undertake to the Borrower and as a separate and independent obligation to the Security Agent that in the event that in any calendar month the Monthly Opex Amount exceeds the Monthly Outgoings for that calendar month they will, within 7 Banking Days of first written demand from the Facility Agent, pay to the Borrower in accordance with Clause 9 such amount as is determined by the Facility Agent to be equal to the amount of such excess for that calendar month.

6.    CHARTERPARTY   AND   SERVICES   RENDERING   CONTRACT   PERFORMANCE
      UNDERTAKING

6.1   DEFINITIONS

      In this Clause 6:

      "SEVERAL PROPORTIONS" means (in relation to Pride) 30% and (in relation to Maritima) 70%.

6.2   UNDERTAKING

      If at any time any default is made by the Borrower in the due and punctual performance or observance of any of the obligations on its part to be performed under or in connection with the Charterparty and/or the Services Rendering Contract in all respects in accordance with their respective terms, or if any of such obligations are otherwise not performed or observed by the time or in the manner provided therein, the Sponsors hereby irrevocably and unconditionally undertake to the Borrower and as a separate and independent obligation to the Security Agent:-

      (i) jointly and severally that they will promptly take all steps (not involving the payment of money) that may be necessary to ensure that the obligations of which the Borrower is in default are performed in accordance with the Charterparty or (as the case may be) the Services Rendering Contract, and

      (ii) severally that they will, within 7 Banking Days of first written demand from the Facility Agent, pay in their Several Proportions to the Borrower in accordance with Clause 9 such amount as is determined by the Facility Agent to be necessary so as to enable the Borrower to perform (or to fund the performance of)such obligations,

      PROVIDED THAT (a) this undertaking shall not, and shall not be construed so as to, impose on the Sponsors a liability greater than that which the Borrower has or would have to Petrobras under the Charterparty or (as the case may be) the Services Rendering Contract and (b) in the event of any default , or failure on the part of the Sponsors (or either of them) to honour, the undertaking contained in paragraph (i) above neither of the Sponsors shall have any liability to make any payment(s) to the Borrower and/or to the Security Agent in respect of any lost payments of Charterparty Hire or of the Services Rendering Contract Payments that may (but for such default or failure) have become payable to the Borrower or the Security Agent (as assignee of the Borrower's rights).

7.    MANAGEMENT AGREEMENT PERFORMANCE UNDERTAKING

7.1   DEFINITIONS

      In this Clause 7:

      "MANAGEMENT AGREEMENT" means the management agreement relating to the Rig dated as of 5 November 1998 by and made between the Borrower and the Manager, a copy of which has been supplied to each of the parties hereto by the Borrower prior to the date hereof;; and

      "MANAGER"   means   Formaritima   Limited  as  manager  under  the
      Management Agreement.

7.2   UNDERTAKING

      The Sponsors hereby jointly and severally and irrevocably and unconditionally undertake to the Borrower and as a separate and independent obligation to the Security Agent to procure that the Manager duly and punctually performs and observes all the obligations on its part to be performed under or in connection with the Management Agreement in all respects in accordance with its terms.

      Without prejudice to the generality of foregoing, if at any time any default is made by the Manager in the performance or observance of any such obligations, or if any of such obligations are otherwise not performed or observed by the time or in the manner provided therein, the Sponsors hereby jointly and severally and irrevocably unconditionally undertake to the Borrower and as a separate and independent obligation to the Security Agent that:-

      (i) they will promptly take all steps that may be necessary to ensure that the obligations of which the Manager is in default are performed in accordance with the Management Agreement (including, without limitation, the payment of any defaulted amounts);

      (ii) that they will, within 7 Banking Days of first written demand from the Facility Agent, pay to the Borrower in accordance with Clause 9 any sum which is determined by the Facility Agent to be payable by the Manager to the Borrower as a direct consequence of such default.

      provided that in the event of any breach of, or failure on the part of the Sponsors (or either of them) to honour, the undertakings contained in paragraphs (i) and (ii) above neither of the Sponsors shall have any liability to make any payment(s) to the Borrower and/or to the Security Agent in respect of any lost payments of Charterparty Hire and/or of the Services Rendering Contract Payments that may (but for such default or failure) have become payable to the Borrower


8.    MAINTENANCE OF INSURANCES UNDERTAKING

8.1   DEFINITIONS

      In this Clause 8:

      "TEMPORARY CONFIRMATION OF INSURANCE" has the same meaning as is given to this expression in Clause 2.1.

8.2   UNDERTAKING

      The Sponsors hereby jointly and severally and unconditionally and irrevocably undertake to the Secured Parties that they will throughout the Security Period:-

      (i) procure that insurances are effected and maintained (with the Security Agent, the Facility Agent and each of the Lenders being named as a principal assured) with insurers acceptable to the Facility Agent providing insurance cover against such risks as are insured by the Temporary Confirmation of Insurance and on terms and conditions no less favourable than are provided for by the Temporary Confirmation of Insurance and (subject to such insurance being available in the international insurance markets) otherwise as the Facility Agent may from time to time at its discretion require; and

      (ii) procure that the Borrower complies with all its obligations in respect of Insurances as contained in the Loan Agreement and the Deed of Covenants.

8.3   REMEDY FOR BREACH OF UNDERTAKING

      In the event that the Sponsors shall at any time and for any reason fail to comply in all material respects with their undertaking contained in this Clause 8.2, then the Lenders (or any of them) may at their option (but shall not be obliged to) themselves effect and thereafter maintain insurances to the extent necessary to restore the insurances to the level at which they are required to be maintained. All costs incurred by the relevant Lenders in effecting and/or maintaining any such insurances (including, but not limited to, all premiums, calls, contributions or other sums payable in respect of such insurances) shall be repayable by the Sponsors (who shall be jointly and severally liable in respect thereof) on first demand by the Facility Agent together with interest thereon (which will also be payable upon first demand by the Facility Agent and which shall be compounded at such intervals as the Facility Agent may determine) at such annual rate as is conclusively certified by the Facility Agent to the Sponsors as being equal to the aggregate of (1) two and one half per centum (2.5%) per annum and (2) the higher of (a) the cost to the relevant Lenders of funding such costs by borrowing on arms length terms plus any other expenses or losses which such Lenders may have incurred in respect thereof and (b) 13%.

      The remedy specified above shall be the sole remedy of the Security Agent for breach by the Sponsors of their undertaking contained in this Clause 8.

9.    PAYMENTS TO THE BORROWER

9.1   SUBORDINATED LOANS

      Simultaneously with the execution of this Deed of Guarantee and Undertaking the Borrower, the Sponsors, the Facility Agent and the Security Agent are executing a Subordinated Loan Facility Agreement in the approved form (the "SUBORDINATED LOAN FACILITY AGREEMENT"). As between the Borrower and the Sponsors, any payment to be made by the Sponsors to the Borrower under any of Clauses 2, 3, 4, 5, 6 and/or 7 shall be made within 7 Banking Days of the Facility Agent's first written demand therefor by remittance to the Management Account and shall be made by way of subordinated loan to the Borrower under the Subordinated Loan Facility Agreement, PROVIDED ALWAYS that the Sponsors shall not be required to make any amount available to the Borrower by way of subordinated loan under the Subordinated Loan Facility Agreement if within 7 Banking Days after the Facility Agent's first written demand therefor the Sponsors shall have made the amount thereof available to the Borrower (and the Borrower shall have received such amount) in cleared funds by way of subscription for equity share capital in the Borrower.

9.2   FACILITY AGENT'S CERTIFICATES

      A certificate in writing signed on behalf of the Facility Agent which:

      (i) makes a determination of any amount(s) for the purposes of Clause 2 (REFUND UNDERTAKING), Clause 3 (COST OVERRUNS UNDERTAKING), Clause 4 (INSURANCE DEDUCTIBLES UNDERTAKING), Clause 5 (OPEX SHORTFALL UNDERTAKING), Clause 6 (CHARTERPARTY AND SERVICES RENDERING CONTRACT PERFORMANCE UNDERTAKING) and/or Clause 7 (MANAGEMENT AGREEMENT PERFORMANCE UNDERTAKING), and

      (ii) specifies the provision(s) of this Deed of Guarantee and Undertaking pursuant to which such amount(s) is/are payable, and

      (iii) gives reasonable details of the manner of calculation thereof shall (in the absence of manifest error) be conclusive as to the subject matter thereof.

9.3   EQUITABLE REMEDIES

      It is acknowledged that, without prejudice to any other rights or remedies that the Borrower and/or the Security Agent might have, damages alone will not be an adequate remedy for any breach by the Sponsors of any of their obligations to make any payment(s) to the Borrower under any of Clauses 2, 3, 4, 5, 6 and/or 7 and under the provisions of Clause 9 and that accordingly the Borrower and/or the Security Agent may be entitled without proof of special damage to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the provisions of this Agreement by the Sponsors.

10.   PAYMENTS TO/LOANS BY LENDERS

10.1  PAYMENTS BY SPONSORS TO LENDERS

      Without prejudice to any of the other provisions of this Deed of Guarantee and Undertaking, in the event that for any reason (including, without limitation, any inability or unwillingness on the part of the Borrower to request or make any drawings under the Subordinated Loan Facility Agreement) any amount(s) payable by the Sponsors to the Borrower under any of Clauses 2, 3, 4, 5, 6 and/or 7 has/have not been paid to, and received by, the Borrower in cleared funds within 7 Banking Days of the Facility Agent's first written demand therefor, then the Sponsors will be obliged forthwith upon the Security Agent's first written demand to make payment of such unpaid amount(s) to the Security Agent for the account of the Lenders.

10.2  LOANS BY LENDERS TO BORROWER

      Without prejudice to the provisions of Clause 10.1 or to any other rights of the Security Agent under this Deed of Guarantee and Undertaking, in the circumstances stipulated in Clause 10.1 and pending the Sponsors complying with their obligations under Clause 9.1 and/or Clause 10.1 the Lenders (or any of them) may at their option (but shall not be obliged to) themselves provide funds to the Borrower by way of loan in an amount or amounts equal to the amount(s) payable (but not paid) by the Sponsors as aforesaid. Any such loans shall (as between the Borrower and the relevant Lenders) bear no interest, but the Sponsors shall be liable to compensate the relevant Lenders by making payment to them of such amount (calculated on a per annum basis) as is equal to interest on the amounts of such loans at such annual rate as is conclusively certified by the Facility

      Agent to the Sponsors as being equal to the aggregate of (1) two and one half per cent (2.5%) per annum and (2) the higher of (a) the cost to the relevant Lenders of funding such loan(s) plus any other costs, expenses or losses which such Lenders may have incurred in respect thereof and (b) 13%. Such amounts shall be payable upon first demand and if not paid shall bear interest as aforesaid. Any amount(s) so provided by any Lenders by way of loan to the Borrower shall be repayable by the Borrower on first demand by the Security Agent (or as the relevant Lenders may otherwise specify at the time such funds are provided), but in all other respects shall be deemed to have been advanced by the relevant Lenders pursuant to the Loan Agreement, shall rank PARI PASSU with all Advances made or to be made thereunder and shall be secured by the Security Documents accordingly.

10.3  APPLICATION OF PAYMENTS BY SPONSORS

      In the event that the Sponsors make any payment(s) to the Security Agent for the account of the Lenders pursuant to their obligations under Clause 10.1, then forthwith upon receipt by the Security Agent of such payment(s) in cleared funds:

      (i) if the amount(s) of such payment(s) received is/are less than, or equal to, the aggregate amount(s) of all (if any) loans made to the Borrower pursuant to Clause 10.2 and not previously waived and released by the Lenders (or, as the case may be, by any relevant Lenders), the Security Agent will pay the amounts to the relevant Lenders for their own account absolutely pro rata in accordance with their loans advanced to the Borrower pursuant to Clause 10.2 and such Lenders will waive and release PRO TANTO the obligations of the Borrower in respect of such loans, and the Sponsors shall be deemed to have complied PRO TANTO with their obligation to make payment of such amount(s) to the Borrower by way of subordinated loan under the Subordinated Loan Facility Agreement (so that the amount(s) in question shall be treated as though they were subordinated loans made available to the Borrower by, and repayable by the Borrower to, the Sponsors in accordance with the provisions of the Subordinated Loan Facility Agreement);

      (ii) if and to the extent that the amount(s) of such payments received exceed(s) the aggregate amount(s) of all (if any) loans made to the Borrower pursuant to Clause 10.2 and not previously waived and released by the Lenders (or, as the case may be, by any relevant Lenders), the portion thereof which equals the aggregate amount(s) of all (if any) loans made to the Borrower pursuant to Clause 10.2 and not previously waived and released by the Lender (or, as the case may be, by any relevant Lenders) will be applied in accordance with sub-clause (i) above, and the excess shall be applied as follows:-

            (a) in case an Event of Default or Potential Event of Default shall have occurred and shall be continuing, the Security Agent may (at its option) EITHER pay such monies to the Borrower by remittance to the Management Account (in which event the provisions of sub-paragraph (b) below will apply) OR retain such monies and apply the same in or towards payment of the Secured Obligations in such order of application as the Security Agent shall decide;

            (b) in any other case, the Security Agent shall pay such monies to the Borrower by remittance to the Management Account and the amounts so paid to the Borrower shall be treated as though they were subordinated loans made available to the Borrower by, and repayable by the Borrower to, the Sponsors in accordance with the provisions of the Subordinated Loan Facility Agreement.

10.4  APPLICATION OF PAYMENTS

      The Borrower hereby irrevocably agrees that any sum received by the Security Agent from the Sponsors pursuant to any of the provisions of this Deed of Guarantee and Undertaking may (to the extent not applied in making good any defaults of the Sponsors in respect of their obligations to the Borrower under this Deed of Guarantee and Undertaking) be applied by the Security Agent in meeting payments due or to become due from the Borrower under the Financing Documents in such order of application as the Security Agent shall decide.


11.   PRESERVATION OF OBLIGATIONS

11.1  DURATION OF OBLIGATIONS

      The Sponsors agree that their respective obligations under this Deed of Guarantee and Undertaking shall remain in full force and effect throughout the Security Period and notwithstanding the enforcement by the Security Agent of any of its rights under the Security Documents (including, without limitation, the appointment of a Receiver) or the taking of possession of any of the assets which stand security for the Secured Obligations or any part of such assets.

11.2  CONTINUING SECURITY ETC.

      Each of the Sponsors declares and agrees that:

     (i) this Deed of Guarantee and Undertaking shall be held by the Security Agent as a continuing security and shall not be satisfied by any intermediate payment or satisfaction of any part of the moneys and liabilities hereby agreed to be paid or performed and shall remain in full force and effect until the moneys and liabilities hereby agreed to be paid or performed have been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Security Agent;

     (ii) it has not received any security from the Borrower or from any other persons for the giving of this Deed of Guarantee and Undertaking and it will not take any such security without the prior written consent of the Security Agent, and the Sponsors will hold any security taken in breach of this provision in trust for the Security Agent;

     (iii) the Security Agent shall not be bound to enforce any guarantee or security or proceed or take any other steps against the Borrower or any other person before enforcing this Deed of Guarantee and Undertaking; and

     (iv) this Deed of Guarantee and Undertaking shall be in addition to, and not in substitution for, any other rights which the Secured Parties may now or hereafter have under or by virtue of any guarantee, security, encumbrance or agreement or any lien or by operation of law or under any collateral or other security now or hereafter held by the Security Agent or to which the Security Agent may be entitled.

11.3  AVOIDANCE OF SECURITIES

      Any settlement or discharge under this Deed of Guarantee and Undertaking between the Security Agent and the Sponsors shall be conditional upon no security or payment to the Security Agent by the Borrower, the Sponsors or any other person being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency or liquidation for the time being in force, and if such condition is not satisfied, the Security Agent shall be entitled to recover from the Sponsors on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

11.4  PRESERVATION OF RIGHTS

      The obligations of the Sponsors under this Deed of Guarantee and Undertaking shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate either of the Sponsors from its or their obligations under this Deed of Guarantee and Undertaking in whole or in part, including (without limitation, and whether or not known to or discoverable by the Sponsors, the Borrower, any Secured Party or any other person):

     (i) any time or waiver granted to or composition with the Borrower, the other Sponsor or any other person;

     (ii) the taking, variation, compromise, discharge, composition, arrangement, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Borrower, the other Sponsor or any other person;

     (iii) any legal limitation, disability, incapacity or other circumstances relating to the Borrower, the other Sponsor or any other person;

     (iv) any amendment or supplement to this Deed of Guarantee and Undertaking, any of the Financing Documents or any other document or security;

     (v) the dissolution, liquidation, amalgamation, reconstruction or reorganisation of the Borrower, the other Sponsor or any other person;

     (vi) the unenforceability or invalidity of any obligations of the Borrower, the other Sponsor or any other person under this Deed of Guarantee and Undertaking or any of the other Financing Documents or any other document or security;

     (vii) the failure of any of the Secured Parties to take any other guarantee or security (whether contemporaneous with this Deed of Guarantee and Undertaking) or otherwise; or

     (viii) any other act, event or omission which but for the provision would or might operate to impair, discharge or otherwise affect the obligations of the Sponsors (or either of them) under this Deed of Guarantee and Undertaking.

11.5  NON-COMPETITION

      Until all the Secured Obligations and the Sister Company Obligations and the moneys and liabilities hereby agreed to be paid or performed have been unconditionally and irrevocably paid and discharged in full to the satisfaction of the Security Agent, the Sponsors shall not by virtue of any payment made or performance under this Deed of Guarantee and Undertaking on account of such moneys and liabilities or by virtue of any relationship between, or transaction involving, the Sponsors and the
      Borrower:

     (i) exercise any rights of subrogation or otherwise in relation to any rights, security or moneys held or received or receivable by any Secured Party or any other person;

     (ii) exercise any right of contribution from the other Sponsor or any co-surety or any other person liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

     (iii) exercise any right of set-off or counterclaim against the Borrower or the other Sponsor or any such co-surety or any other person;

     (iv) receive, claim or have the benefit of any payment, distribution, security or indemnity from the Borrower or the other Sponsor or any such co-surety or any other person; or

     (v) unless so directed by the Security Agent (when the Sponsors will prove in accordance with such directions), claim as a creditor of the Borrower or the other Sponsor or any such co-surety in competition with the Security Agent.

      The Sponsors shall hold in trust for the Security Agent and forthwith pay or transfer (as appropriate) to the Security Agent any such payment (including an amount equal to any such set-off), distribution or benefit of such security, indemnity or claim received by it.

11.6  SUSPENSE ACCOUNTS

      Until all moneys and liabilities hereby agreed to be paid or performed have been unconditionally and irrevocably paid in full to the satisfaction of the Security Agent, the Security Agent may at any time keep in a separate account (without liability to pay interest thereon) for as long as it may think fit any moneys received, recovered or realised under this Deed of Guarantee and Undertaking or under any other guarantee, security or agreement relating in whole or in part to the moneys and liabilities hereby agreed to be paid and performed without being under any intermediate obligation to apply the same or any part thereof in or towards the discharge of such amount.

12.   PAYMENTS

12.1  CURRENCY OF FUNDS

      All payments to be made by the Sponsors under this Deed of Guarantee and Undertaking shall be made:

      (i) for value on the due date at such time and in such funds as the Security Agent may specify to the Sponsors as being customary at the time for the settlement of transaction in US Dollars in the place for payment; and

      (ii) to such account at such office or bank as the Security Agent may notify to the Sponsors for this purpose.

12.2  NO SET-OFF OR COUNTERCLAIMS

      All amounts due from the Sponsors to the Security Agent under this Deed of Guarantee and Undertaking shall be paid without any form of set-off, counterclaim or condition whatsoever. Any amount due from the Sponsors under this Deed of Guarantee and Undertaking shall not be reduced by any set-off, counterclaim or other claim which the Sponsors may have against the Borrower whether under this Deed of Guarantee and Undertaking, any Project Document, any of the Financing Documents or otherwise.

12.3  UNCONDITIONAL OBLIGATION

      Nothing in this Deed of Guarantee and Undertaking, nor any matter, fact, act, omission, circumstance or thing whatsoever, including without limitation:

      (i) the termination (for any cause) of the Charterparty or of the Services Rendering Contract or of any other contract or arrangement for the use or operation of the Rig,

      (ii) any change in circumstances or political, economic or financial conditions,

      (iii) the insolvency, dissolution, death, disability or incapacity of any person whatsoever,

      (iv)  the breach by any person of any agreement or understanding, or

      (v)   any of the matters specified in Clause 11.4,

      shall operate in any way to affect or minimise, or release the Sponsors from any of the Sponsors' obligations under, this Deed of Guarantee and Undertaking, all of which obligations shall subsist in full notwithstanding any such matter, fact, omission, circumstance or thing.

13.   TAXATION

13.1  WITHHOLDING; GROSS-UP

      All payments to be made by or for the account of the Sponsors (or either of them) hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future Taxes of any nature whatsoever imposed by or in any country ("APPLICABLE TAX") unless the Sponsors (or either of them) are/is compelled by law to make payment to, or for the account of, the Borrower and/or the Security Agent subject to such Applicable Tax. In any such case the Sponsors (or, as the case may be, the relevant Sponsor) shall promptly pay such Applicable Tax, and the amount of the relevant payment by the Sponsors (or, as the case may be, the relevant Sponsor) hereunder shall be increased to the extent necessary to ensure that the Borrower and/or the Security Agent actually receives an amount, free and clear of and after deduction for all such Applicable Tax, equal to the full amount which would have been received if no such withholding or deduction had been made. The Sponsors (or, as the case may be, the relevant Sponsor) shall pay and indemnify and keep indemnified the Borrower and/or the Security Agent against all such Applicable Tax. The Sponsors (or, as the case may be, the relevant Sponsor) shall promptly deliver to the Facility Agent copies of official receipts for Taxes evidencing payment of any such Applicable Tax imposed as aforesaid. The obligations of the Sponsors (or, as the case may be, the relevant Sponsor) under this Clause 13 shall survive the Security Period.

14.   REPRESENTATIONS AND WARRANTIES

14.1  REPRESENTATIONS

      Each of the Sponsors represents and warrants severally as to itself to each of the Secured Parties on the date of this Deed of Guarantee and Undertaking as follows:-

      (i) It is a limited liability company duly organised and validly existing under the laws specified on page 1 of this Deed of Guarantee and Undertaking, possessing perpetual corporate existence and the capacity to sue or be sued in its own name, and each of it and its Subsidiaries has the power to own its assets and carry on its business as it is now being conducted.

      (ii) It has the power to enter into and perform this Deed of Guarantee and Undertaking and each of the other Financing Documents and the Project Documents to which it is a party and the transactions contemplated hereby and thereby and has taken all necessary action to authorise the entry into and performance of this Deed of Guarantee and Undertaking and each of the other Financing Documents and the Project Documents to which it is a party and the transactions contemplated hereby and thereby in accordance with the terms thereof.

      (iii) This Deed and each of the other Financing Documents and the Project Documents to which it is a party constitute its legal, valid and binding obligations enforceable in accordance with their respective terms and are in proper form for the enforcement in all the courts of the country of incorporation subject in each case to the qualifications and other matters contained or referred to in the legal opinions obtained by the Lenders in respect of the relevant jurisdictions.

      (iv) The entry into and performance of this Deed of Guarantee and Undertaking and each of the other Financing Documents and Project Documents to which it is a party and the transactions contemplated hereby and thereby do not conflict with:

            (a)   any law or official requirement;

            (b)   its constitutional documents; or

            (c) any agreement or document to which it or any of its Subsidiaries (if any) is a party or which is binding upon it or any of its Subsidiaries or any of their respective assets, and will not result in the creation or imposition of (or enforcement of) any encumbrance on any of its assets or the assets of any of its Subsidiaries (if any).

14.2  REPETITION

      The representations and warranties set out in this Clause 14 shall survive the execution of this Deed of Guarantee and Undertaking and the making of each Advance under the Loan Agreement and shall be deemed to be repeated on the date of the giving of each Drawing Request, on each Drawdown Date on each Repayment Date, so long as any amount is or may be outstanding under the Loan Agreement or any Commitment is in force with reference to the facts and circumstances then subsisting, as if made at each such time.

15.   UNDERTAKINGS

15.1  DURATION

      The undertakings in this Clause 15 shall remain in force from and after the date hereof and throughout the Security Period.

15.2  Accounts

      Each of the Sponsors will furnish, or procure that there is furnished, to the Security Agent, in sufficient copies for each of the Lenders:

      (i)   as soon as practicable:

            (a) (and in any event within 120 days after the close of each financial year) its audited accounts;

            (b) (if prepared) the consolidated (audited, if prepared) accounts of those of its Subsidiaries (if any) for that year;

      (ii) as soon as practicable (and in any event within 45 days after the end of each financial quarter of each of its financial years):

            (a) its unaudited balance sheet as at the end of such quarter; and

            (b) its unaudited statement of income and cash-flow statement for that quarter;

15.3  Further general information

      Each of the Sponsors shall furnish to the Security Agent promptly such further information in its possession or control or in the possession and control of any of its Subsidiaries (if any) regarding its financial condition and operations and that of its Subsidiaries, as the Security Agent may reasonably request.

15.4  LITIGATION

      Each of the Sponsors shall furnish to the Security Agent details of any litigation, arbitration or administrative proceedings against it or concerning the Rig or the Project Documents which are current or, to its knowledge, threatened or pending, as soon as the same are instituted or so threatened if the same might have a material adverse effect on the financial condition of either of the Sponsors or might have a material effect on either of the Sponsor's respective obligations under the Project Documents.

15.5  NOTIFICATION OF DEFAULTS

      Each of Sponsors shall notify the Security Agent of any Event of Default or any Potential Event of Default promptly upon becoming aware of its occurrence.

15.6  CONSENTS

      Each of the Sponsors will obtain and promptly renew from time to time, and will promptly furnish certified copies to the Security Agent of, all consents as may be required under any applicable law to enable it to perform its obligations under this Deed of Guarantee and Undertaking and the other Financing Documents and the Project Documents to which either of the Sponsors is a party or which are required for the validity or enforceability thereof, and the Sponsors shall comply with the terms of the same.

15.7  CONTINUED OWNERSHIP

      The Sponsors shall procure that Amethyst Financial Company Limited remains throughout the Security Period the registered holder and beneficial owner of the entire issued share capital in the Borrower.

15.8  DISSOLUTION OF THE BORROWER

      The Sponsors jointly and severally and unconditionally and irrevocably undertake and agree with the Security Agent that throughout the Security
      Period:

      (i) they will not institute and will procure that Amethyst Financial Company Ltd does not institute any steps for the winding up or dissolution of the Borrower (or any equivalent process in the country of incorporation of the Borrower);

      (ii) they will ensure that all votes attaching to any equity share capital which is legally or beneficially owned by themselves and/or by either of them and/or by Amethyst Financial Company Ltd or which is otherwise directly or indirectly under their or its control will be used to vote against any proposal or resolution for the winding-up or dissolution of the Borrower.

15.9  ALTERNATIVE CHARTERER

      The Sponsors jointly and severally and unconditionally and irrevocably undertake to the Borrower and as a separate and independent obligation to the Security Agent that in the event of any termination of the Charterparty (however arising) during the Security Period the Sponsors will use their respective best endeavours to procure a new charter for the Rig with an independent third party approved by the Facility Agent on arm's length terms no less favourable than the Charterparty and will procure that the benefit of such new charter and the Borrower's right, title and interest therein will be assigned to the Security Agent as agent and trustee for the Lenders by way of security for the Secured Obligations.

16.   CURRENCY INDEMNITY

16.1  CURRENCY INDEMNITY

      (i) If, for any reason, any payment due from the Sponsors (or either of them) under or in connection with this Deed of Guarantee and Undertaking is made or is satisfied in a currency (the "OTHER CURRENCY") other than the currency in which the relevant payment under this Deed of Guarantee and Undertaking is due (the "CONTRACTUAL CURRENCY"), then to the extent that the payment (when converted into the Contractual Currency at the rate of exchange on the date of payment or, in the case of the liquidation or insolvency of the Sponsors (or either of them), at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation or insolvency) actually received by the party entitled thereto falls short of the amount expressed to be due under the terms of this Deed of Guarantee and Undertaking, the Sponsors, or (as the case may be) the relevant Sponsor, shall, as a separate and independent obligation, indemnify the party entitled thereto and hold such party harmless against the amount of such shortfall.

      (ii) If on any occasion the Contractual Currency so purchased exceeds the amount payable hereunder in the Contractual Currency to the party entitled thereto then, subject to the Sponsors, or (as the case may be) the relevant Sponsor, having no further obligation, actual or contingent, to such party under this Agreement, such party shall refund to the Sponsors, or (as the case may be) the relevant Sponsor, the excess amount of the Contractual Currency so purchased.

      (iii) For the purpose of this Clause "RATE OF EXCHANGE" means the rate at which the party entitled thereto is able on the relevant date to purchase the Contractual Currency with the Other Currency and shall take into account any premium and other costs of exchange.

16.2  INDEPENDENT OBLIGATIONS

      The indemnities in Clause 16.1 shall constitute separate and independent obligations of the Sponsors from their other respective obligations under this Deed of Guarantee and Undertaking, shall give rise to a separate and independent cause of action against the Sponsors or (as the case may be) the relevant Sponsor and shall apply irrespective of any indulgence granted by the Secured Parties from time to time.


17.   DELEGATION, ASSIGNMENT

17.1  DELEGATION

      The Security Agent shall be entitled at any time and as often as may be expedient to delegate all or any of the powers and discretions vested in it by the Financing Documents or any of them (including the power vested in it by virtue of this Clause 17.1) in such manner upon such terms and to such persons as the Security Agent in its absolute discretion may think fit.

17.2  ASSIGNMENT

      The provisions of Clause 15 of the Loan Agreement shall apply hereto and (MUTATIS MUTANDIS) be deemed incorporated herein and, accordingly any Lender may novate and/or assign its rights in respect of this Deed to any person to whom its Commitments and/or Outstandings are novated or assigned in accordance with such Clause, and this Deed shall remain in full force and effect after, and shall continue to secure the Secured Obligations after and resulting from, any novation or assignment in accordance with such Clause 15.

17.3  BENEFIT OF THIS DEED

      This Deed shall extend to, and enure to the benefit of the Security Agent and its duly appointed successors and assigns


18.   NOTICES, ETC.

18.1  METHOD OF SENDING

      Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by facsimile transmission or by telex or by letter.

18.2  ADDRESSES FOR NOTICES

      Any communication or document to be made or delivered by one person to another pursuant to this Deed of Guarantee and Undertaking shall (unless the one has by not less than three (3) days' written notice to the other specified another address) be made or delivered to that other person at the respective addresses and facsimile numbers set out below.

      (1)   The Borrower:-

            PETRODRILL SEVEN LIMITED
            c/o Petrodrill Engineering NV
            K.P. van der Mandalelaan 38
            3062 MB Rotterdam (Brainpark)
            The Netherlands

            Attention:  Steve Assister
            Fax No:  00 31 10 272 2727

      (2)   The Sponsors

            PRIDE INTERNATIONAL INC.
            5847 San Felipe
            Suite 3300
            Houston
            Texas, TX77 057
            USA

            Attention:  Robert Randall
            Fax No:  001 713 914 9796

            MARITIMA PETROLEO E ENGENHARIA LTDA
            Avenida Almirante Barroso 52
            Group 3400
            Rio de Janeiro
            Brazil

            Attention:  German Efromovich
            Fax No:  00 55 21 220 6566

      (3)   The Lenders:-

            PETRO DIA THREE S.A.
            c/o  MITSUBISHI CORPORATION
            6-3 Marunouchi 2-chome
            Chiyoda-ku
            Tokyo
            Japan

            Attention: General Manager, Ship & Industrial Project Department Fax No: 00 81 3 3210 4446

            PETRO DIA FOUR S.A.
            c/o  MITSUBISHI CORPORATION
            6-3 Marunouchi 2-chome
            Chiyoda-ku
            Tokyo
            Japan

            Attention: General Manager, Ship & Industrial Project Department Fax No: 00 81 3 3210 4446


      (4)   The Facility Agent:-

            MITSUBISHI CORPORATION (UK) PLC
            Bow Bells House
            Bread Street
            London   EC4M 9BQ

            Attention:  General Manager, Machinery Department
            Fax No:  071 822 0184


      (5)   The Security Agent:-

            MITSUBISHI CORPORATION (UK) PLC
            Bow Bells House
            Bread Street
            London   EC4M 9BQ

            Attention:  General Manager, Machinery Department
            Fax No:  071 822 0184

18.3  DEEMED RECEIPT

      Any notice given hereunder shall be deemed to have been received:

      (i) If sent by facsimile transmission or by telex, at the opening of business one (1) Banking Day after the day it was transmitted;

      (ii) In the case of a written notice lodged by hand, at the time of actual delivery; and

      (iii) If posted, on the fifth Banking Day following the day on which it was properly despatched by first class mail postage prepaid.


19.   GOVERNING LAW AND JURISDICTION

19.1  GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with English law.

19.2  SUBMISSION TO JURISDICTION

      Each of the parties hereto irrevocably agrees that the English courts are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and/or the other Financing Documents and that accordingly any suit, action or proceedings ("PROCEEDINGS") arising out of or in connection with this Agreement and/or the other Financing Documents may be brought in such courts.

19.3  WAIVER OF OBJECTION

      Each of the parties hereto hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in Clause 19.2 and any claim that any such Proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Borrower and may be enforced in the courts of any other jurisdiction.

19.4  OTHER JURISDICTIONS

      Nothing contained in this Clause 19 shall limit the right of any of the parties hereto to take proceedings in any other court of competent jurisdiction, nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

19.5  SERVICE OF PROCESS

      (1)   The Borrower irrevocably and unconditionally:

            (a) designates, and appoints and empowers Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ to receive for it and on its behalf, service of process issued out of the English courts in any Proceedings arising out of or in connection with this Agreement;

            (b) agrees to maintain in England a duly appointed process agent notified to the other parties to this Agreement, for the purposes of paragraph (a) above;

            (c) agrees that failure by any such process agent to give notice of such process to it shall not impair the validity of such service or of any judgment based thereon;

            (d) consents to the service of process out of any of the said courts in any such Proceedings by the airmailing of copies, postage prepaid, to it at its address for the time being applying for the purposes of Clause 18; and

            (e) agrees that nothing herein shall affect the right to serve process in any other manner permitted by law.

      (2) The Sponsors irrevocably and unconditionally:

            (a) designate, and appoint and empower Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ to receive for them and on their behalf, service of process issued out of the English courts in any Proceedings arising out of or in connection with this Agreement;

            (b) agree to maintain in England a duly appointed process agent notified to the other parties to this Agreement, for the purposes of paragraph (a) above;

            (c) agree that failure by any such process agent to give notice of such process to them shall not impair the validity of such service or of any judgment based thereon;

            (d) consent to the service of process out of any of the said courts in any such Proceedings by the airmailing of copies, postage prepaid, to them at the address for the time being applying for the purposes of Clause 18; and

            (e) agree that nothing herein shall affect the right to serve process in any other manner permitted by law.

      (3) The Lenders irrevocably and unconditionally:

            (a) designate, and appoint and empower Mitsubishi Corporation (UK) PLC of Bow Bells House, Bread Street, London EC4M 9BQ to receive for them and on their behalf, service of process issued out of the English courts in any Proceedings arising out of or in connection with this Agreement;

            (b) agree to maintain in England a duly appointed process agent notified to the other parties to this Agreement, for the purposes of paragraph (a) above;

            (c) agree that failure by any such process agent to give notice of such process to them shall not impair the validity of such service or of any judgment based thereon;

            (d) consent to the service of process out of any of the said courts in any such Proceedings by the airmailing of copies, postage prepaid, to them at the address for the time being applying for the purposes of Clause 18; and

            (e) agree that nothing herein shall affect the right to serve process in any other manner permitted by law.

20.   COUNTERPARTS

      This Deed of Guarantee and Undertaking may be executed in any number of counterparts and by the different parties hereto on different counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

21.   WAIVER; REMEDIES CUMULATIVE

      No failure to exercise and no delay in exercising on the part of the Borrower and/or any of the Secured Parties any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

22.   LANGUAGE

      Each document referred to herein or to be delivered hereunder (including financial statements) and each other communication shall be in the English language.

23.   SEVERABILITY

      Any provision in this Deed of Guarantee and Undertaking which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS whereof the parties have caused this Deed of Guarantee and Undertaking to be executed and delivered as a deed the day and year first above written.


EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by PETRODRILL                )
SEVEN LIMITED acting by                )
its duly authorised signatory          )
/attorney-in-fact in the presence of:- ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by PRIDE                     )
INTERNATIONAL INC acting by            )
its duly authorised signatory/         )
attorney-in-fact in the presence of:   ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by MARITIMA                  )
PETROLEO E ENGENHARIA                  )
LTDA acting by its duly authorised     )
signatory/attorney-in-fact in the      )
presence of:                           ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by PETRO DIA THREE           )
S.A. acting by its duly authorised     )
signatory/attorney-in-fact in          )
the presence of:                       ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by PETRO DIA FOUR            )
S.A. acting by its duly authorised     )
signatory/attorney-in-fact in          )
the presence of:                       ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by MITSUBISHI                )
CORPORATION (UK) PLC (in its           )
capacity as Facility Agent) acting by  )
its duly authorised signatory/         )
attorney-in-fact in the presence of:   ) /s/ Illegible

EXECUTED and DELIVERED                 ) /s/ Illegible
as a DEED by MITSUBISHI                )
CORPORATION (UK) PLC (in its           )
capacity as Security Agent) acting by  )
its duly authorised signatory/         )
attorney-in-fact in the presence of:   ) /s/ Illegible